Exhibit 99.3

NCL Corporation Ltd.

Offer to Exchange up to $100,000,000

Aggregate Principal Amount of its

9.50% Senior Notes Due 2018 (CUSIP No. 62886H AG6) that have been registered under the Securities Act of 1933

For Any and All of its Outstanding

9.50% Senior Notes Due 2018 (CUSIP Nos. 62886H AH4 and G6436Q AC0)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED.

                    , 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

NCL Corporation Ltd. (the “Issuer”) is offering, upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2012 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange its 9.50% Senior Notes Due 2018 (the “Old Notes”) for an equal aggregate principal amount of new 9.50% Senior Notes Due 2018 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances described in the Registration Rights Agreement, dated February 29, 2012, among the Issuer and the initial purchasers of the Old Notes (the “Registration Rights Agreement”). The Exchange Notes also will not be entitled to registration rights which the Old Notes are entitled to under the Registration Rights Agreement.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CERTAIN CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated                     , 2012;

2. The Letter of Transmittal for your use (unless Old Notes are tendered by an Agent’s Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Old Notes);

3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. A Notice of Guaranteed Delivery.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchange of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, or confirmation of book entry transfer of such Old Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent’s Message, together with any other documents required by the Letter of Transmittal, to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuer will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of Old Notes pursuant to the Exchange Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to them except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent by telephone at (800) 934-6802 (Attention: Specialized Finance) or by facsimile (for eligible institutions only) at (651) 495-8158 (Attention: Specialized Finance).

Very truly yours,

NCL CORPORATION LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE ISSUER OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE ISSUER IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.